FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the Securities
                           Exchange Act of 1934



                      Date of Report: August 14, 1995



                            PECO ENERGY COMPANY
          (Exact name of registrant as specified in its charter)




     PENNSYLVANIA             1-1401                   23-0970240
    (State or other       (Commission file            (IRS Employer
   jurisdiction of            number)            Identification Number)
    incorporation)


              2301 Market Street,                         19101
           Philadelphia, Pennsylvania                  (Zip Code)
    (Address of principal executive offices)


         Registrant's telephone number,
              including area code:                   (215) 841-4000

ITEM 5.   OTHER EVENTS

          On August 14, 1995, PECO Energy Company issued the following press release:


              PECO ENERGY PROPOSES MERGER WITH PP&L RESOURCES

             Will Reduce Rates By $860 Million Over Ten Years
                    -----------------------------------


PHILADELPHIA (August 14, 1995) - PECO Energy Company (NYSE:PE) today announced that it has proposed a merger with PP&L Resources, Inc. (NYSE:PPL) in a stock-for-stock transaction valued at $24 per PP&L Resources share. The proposal was made in a letter sent today to the Chairman of PP&L Resources. The aggregate value of the transaction would be approximately $3.8 billion. The combination will lower rates by $860 million over ten years for customers of both utilities and provide shareholders of both companies the opportunity to participate in the enhanced upside potential presented by this merger.

PECO Energy's proposal calls for a tax-free, stock-for-stock merger in which each outstanding share of PP&L Resources common stock would be exchanged for 0.865 shares of PECO Energy common stock. Based upon last Friday's closing prices, this represents a value of $24 per share, which is a premium of 27% above PP&L Resources' market value and a premium of greater than 50% above its book value.

Joseph F. Paquette, Jr., PECO Energy's Chairman, said, "This merger makes good common sense. PECO Energy and PP&L Resources are neighbors operating in a single state and have had a close business relationship for almost 70 years. Competition has accelerated in our industry and utilities throughout the country are preparing for an even more competitive future. I believe that consolidation is inevitable in this environment and that this proposed merger represents the best opportunity for both PECO Energy and PP&L Resources to be pioneers in improving their strategic and competitive position."

"A merger of PECO Energy and PP&L Resources would allow the new company to achieve the scale necessary to compete effectively in the future; unlock substantial synergies and realize merger savings for the benefit of shareholders and customers; mitigate potential stranded investment risk; share each others' best practices; and enhance economic development in Pennsylvania," Mr. Paquette added.

The full text of the letter follows:


                                                            August 14, 1995

         William F. Hecht
         Chairman, President & Chief Executive Officer
         PP&L Resources, Inc.
         Two North Ninth Street
         Allentown, PA 18101

         Dear Bill:

         Thank you for your letter of July 31. However, I was deeply disappointed by your latest refusal to jointly explore the advantages of a possible combination of PP&L Resources and PECO Energy. After intensive review, the PECO Energy Board has concluded that the strategic and financial benefits to both of our companies' shareholders and customers are too compelling to ignore. Our strong preference is to work together to complete a negotiated transaction. However, your repeated refusals to investigate this opportunity after our earlier meetings, letters, and discussions dating back to November 1994, make clear the need to present a specific proposal now so you and your Board can fully evaluate the potential benefits a combination provides to PP&L Resources shareholders and customers. You have told me that you have been studying your strategic alternatives for some time now; therefore, I see no need to delay further discussions until late September as suggested in your July 31 response.

         Our specific proposal is to commence negotiations immediately to enter into a tax-free, stock-for-stock merger in which each outstanding share of PP&L Resources common stock would be exchanged for 0.865 shares of PECO Energy common stock. Based upon last Friday's closing prices, this represents a value of $24 per share, which is a premium of 27% above PP&L Resources' market value and a premium of greater than 50% above its book value. We would be willing to consider a cash component to our offer, if you feel it would be important to your shareholders.

         This transaction would give PP&L Resources shareholders an investment in a company with earnings and dividend growth prospects superior to that which PP&L Resources could maintain on a stand-alone basis and may eliminate the need for your proposed equity offering and the resulting dilution of shareholder value.

         A PECO Energy/PP&L Resources merger would be unique; our analyses indicate that it would yield savings of at least $2 billion over ten years. The level of savings is unattainable by any other combination in the region or by either company on a stand-alone basis. The majority of these savings would be achieved through economies of scale in purchasing, elimination of redundancies between the two companies, and more efficient capacity utilization taking advantage of the complementary winter/summer peaks).

         Savings of such magnitude would benefit customers of both utilities in the short-, intermediate-, and long-term while creating substantial shareholder value. We anticipate that immediately following the merger of PP&L Resources and PECO Energy, and subject to regulatory approvals, we would be able to implement a rate reduction totaling $860 million over ten years for all classes of customers (residential, commercial, and industrial) of both companies, coupled with a five-year base rate freeze. We would propose that this reduction be accomplished by rolling back most (approximately $40 million per year) of the rate increase recommended by the administrative law judge in your current rate case and by putting into effect an equal dollar rate reduction for PECO Energy customers. In addition, to benefit customers in the future, approximately $270 million of the merger savings would be used to accelerate depreciation of generating assets, thereby reducing rate base, mitigating potentially stranded investment, and reducing the need for future rate increases.

         This merger represents good public policy. Reducing costs would give the new streamlined company an advantage in meeting the competitive challenges of tomorrow while contributing to Pennsylvania's economic vitality and ability to attract and retain jobs now.

         Our goal is to make the transition transparent to both companies' customers so they would continue to receive the safe and reliable energy service to which they are accustomed. We plan to maintain PP&L Resources as a distinct operating unit with a continuing corporate presence in Allentown. Following the merger, we anticipate that regional offices would remain open. Community and economic development would continue in the combined company. We envision that the employees involved with generating power and delivering electric and gas service to our customers would be largely unaffected. Although it is estimated that an examination of duplicate functions would result in a reduction of approximately 1,100 positions across the two companies, we believe that these reductions can be achieved without significant layoffs in either company's service territory through a combination of reduced hiring, attrition, and voluntary retirement and separation programs.

         Given the rapidly changing utility environment and the significant advantages a combination of our two companies would produce in terms of synergies and strategic position, I believe it is appropriate for our respective shareholders and other constituencies to be apprised of the overall situation.
         Accordingly, we are making this letter public.

         Bill, while I must reserve the right to go directly to your shareholders with our proposal, my continuing preference is to work with you and your Board in pursuing this opportunity. As I have previously stated, we regard your management team highly, and respect your efforts to position PP&L Resources for the changing environment. We believe that our two management groups and Boards can be integrated in the new company. We are available to meet with you immediately to discuss the terms of this proposal.

         While we have conducted extensive analysis of PP&L Resources based on publicly available information, our proposal is necessarily subject to confirmation through customary due diligence procedures as well as negotiation of satisfactory contract terms and receipt of all required regulatory and shareholder approvals.

         I look forward to hearing from you.

         Sincerely,

         /s/ Joseph F. Paquette, Jr.

It is anticipated that all necessary regulatory and shareholder approvals can be obtained and that the merger can be completed twelve to eighteen months after execution of a definitive merger agreement.

Salomon Brothers Inc is acting as financial advisor to PECO Energy.

The combined companies represent $24.5 billion in assets (3rd largest investor-owned electric and gas utility in the U.S.), $6.8 billion in revenues (4th in the U.S.) and will serve 3 million customers. The two companies have a combined generating capacity of over 17,000 MW balanced among nuclear, coal, hydro, oil, and natural gas fueled plants.

PP&L Resources provides electric service to approximately 1.2 million homes and businesses throughout a 10,000-square-mile area in 29 counties of central eastern Pennsylvania. Principal cities in PP&L Resources' service area include Allentown, Bethlehem, Harrisburg, Hazleton, Lancaster, Scranton, Wilkes-Barre, and Williamsport. Operating revenues for 1994 were $2.7 billion. PP&L Resources filed a request with the Pennsylvania Public Utility Commission (PUC) on December 30, 1994 asking for an average rate increase of 11.7% or $261 million. On July 28, 1995, an administrative law judge recommended that the PUC grant a 2.8% or $61.7 million rate increase. The PUC is expected to issue a final order in late September.

PECO Energy is an operating utility which provides electric and gas service in southeastern Pennsylvania. The total area served by the Company covers 2,107 square miles. Electric service is provided to approximately 1.5 million customers throughout an area of 1,972 square miles with a population of approximately 3.6 million, including
1.6 million in the City of Philadelphia. Natural gas service is provided to approximately 377,000 customers throughout a 1,475-square-mile area of southeastern Pennsylvania adjacent to Philadelphia with a population of approximately 1.9 million. New records for both electric and gas sales were set in 1994, and the Company's nuclear operations achieved milestones in safety and performance. Operating revenues were a record $4.0 billion in 1994.


                                   # # #

                                SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                            PECO ENERGY COMPANY


                            /s/ J. B. Mitchell
                              J. B. Mitchell
                          Vice President, Finance
                               and Treasurer



August 14, 1995